Warner-Lambert to Purchase Glaxo Wellcome's  Interest in
Warner Wellcome
             OTC Joint Venture for $1.05 Billion

Existing Joint Venture Arrangements for Rx to OTC Products
Also Restructured


     Morris Plains, N.J., December 19, 1995 -- Warner-Lambert Company announced today it has signed a letter of intent to purchase Glaxo Wellcome's interest in the Warner Wellcome joint venture for $1.05 billion and also to restructure its Rx to OTC
switch joint venture.   The Company expects closure on the
transactions in the first half of 1996.
     The purchase brings a variety of well-known OTC products, currently part of the Warner Wellcome joint venture, directly under the Warner-Lambert name, solidifying its position as one of the world's largest OTC marketers. Major products included in this transaction are Sudafed, Actifed, Neosporin, and Polysporin. The new name for the expanded Warner-Lambert OTC business will be Warner-Lambert Consumer Healthcare.
     The purchase also provides substantial critical mass in the fast growing European OTC market and gives Warner-Lambert strong OTC category management leadership in other key markets. As a result, the Company will assume the number one position in the OTC upper respiratory products category in the U.S., Canada, Australia and the U.K., in addition to the first aid and lice treatment categories in the U.S. The transaction also enhances Warner-Lambert's existing U.S. market leadership position in such categories as allergy relief, anti-itch products, cough tablets, denture cleanser tablets, and mouthwash. Of the 21 consumer product categories in which it competes, Warner-Lambert will now directly hold the number one or number two U.S. position in 16 of them.
     Melvin R. Goodes, chairman and CEO of Warner-Lambert, said "This purchase is an important strategic move for the company, both short and long-term, and helps us take a giant step toward meeting our goal to be the leading OTC marketer in the world by the end of the decade. Importantly, the Company will bear no earnings dilution as a result of this transaction." Goodes added, "Investments made in new product development and in our core businesses have built a strong foundation for the long-term success of Warner-Lambert. Our prospects for the future are significantly enhanced by this transaction."
     The company also announced that its 50/50 joint venture agreement with Glaxo Wellcome to market Glaxo Wellcome's Rx to OTC switch products will be restructured and will now include Wellcome's Rx to OTC products. This should ensure a stronger, long term, commercially beneficial relationship in which Warner-Lambert and Glaxo Wellcome will play an active role. Zovirax OTC, previously marketed through the Warner Wellcome joint venture, will now be marketed under the terms of the Rx to OTC switch joint venture.
  Switch products currently marketed include Beconase (in the U.K.), for the treatment of hayfever; Zovirax (in several countries), for the treatment of cold sores; and Zantac 75 (in the U.K.), for the treatment of heartburn and sour stomach. Additionally, Zantac 75 is awaiting OTC marketing approval by the U.S. Food and Drug Administration for sale in the U.S.
     Warner-Lambert is a worldwide company devoted to discovering, developing, manufacturing, and marketing quality consumer health care, pharmaceutical, and confectionery products. It employs approximately 36,000 people.
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